AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (this “Amendment”) is effective as of this 1st day of December, 2018, by and between The Marsico Investment Fund, a Delaware business trust (the “Trust” or the “Funds”), UMB Fund Services, Inc., a Wisconsin corporation (“UMBFS”), and UMB Distribution Services, LLC, a Wisconsin limited liability company (“UMBDS”).

WHEREAS, the Trust and UMBFS or UMBDS, as applicable, have entered into an Amended and Restated Administration Agreement (the “Administration Agreement”), an Amended and Restated Transfer Agency Agreement (the “TA Agreement”) and an Amended and Restated Distribution Agreement (the “Distribution Agreement”) each dated as of November 14, 2002 and subsequently amended (collectively, the “Agreements” and each an “Agreement”); and

WHEREAS, the parties wish to amend the Agreements as set forth herein by entering into this Amendment.

NOW THEREFORE, for and in consideration of the mutual promises hereinafter set forth, and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.         All prior fee schedules appended to the Administration Agreement including, without limitation:

(a) the Amended and Restated Schedule B to the Amended and Restated Administration Agreement effective as of September 22, 2012;

(b) the Addendum to Schedule B to the Amended and Restated Administration Agreement and the 2004 Pricing Schedule for Indices and Research Services effective as of November 11, 2004; and

(c) the unsigned Second Addendum to Schedule B to the Amended and Restated Administration Agreement effective as of November 2006;

shall hereby be amended, restated, and superseded in their entirety by the Second Amended and Restated Schedule B to the Amended and Restated Administration Agreement attached hereto.

2.         All prior fee schedules appended to the Distribution Agreement including, without limitation:

(a) The Second Amended and Restated Schedule B to the Amended and Restated Distribution Agreement effective as of March 26, 2014;

shall hereby be amended, restated, and superseded in their entirety by the Third Amended and Restated Schedule B to the Amended and Restated Distribution Agreement attached hereto.

3.         All prior fee schedules appended to the TA Agreement including, without limitation:

(a) the Amended and Restated Schedule C to the Amended and Restated Transfer Agent Agreement dated as of January 2, 2004;

(b) Schedule 1 to Addendum to Transfer Agent Agreement dated July 24, 2002 and September 17, 2002;

(c) Schedule A to the Customer Identification Program Addendum to Transfer Agency Agreement dated September 30, 2003;

(d) Schedule A to the SEC Rule 22c-2 Addendum to Transfer Agency Agreement dated September 5, 2007; and

(e) Schedule 1 to Addendum to Amended and Restated Transfer Agency Agreement dated as of May 18, 2015 (regarding anti-money laundering services, SAR filings, etc.);

shall hereby be amended, restated, and superseded in their entirety by the Second Amended and Restated Schedule C to the Amended and Restated Transfer Agency Agreement attached hereto.

4.          Section 2(a) of the Administration Agreement shall be amended by adding the following new Subsections (20) and (21):

“(20) perform the following Form N-PORT and Rule 22e-4 liquidity review and reporting services: (i) on a monthly basis, import required data into the financial reporting system from a standardized file provided by the Funds’ fund accountant; (ii) incorporate security references and risk data, as necessary, from a third-party service provider to the Funds approved by the Fund’s investment adviser or the Funds, such as, without limitation, ICE Data Pricing and Reference Data, LLC (“ICE”) or State Street Bank, or from the Funds’ investment adviser itself; (iii) add any data for which UMBDS or its affiliates are responsible, review all data for accuracy and completeness, and provide a draft of the report to the Funds’ investment adviser and other Fund service providers for approval prior to filing; and (iv) on a monthly basis file the completed Form N-PORT with the SEC, within the 30 day filing requirement.

(21) perform the following Form N-CEN services: (i) on an annual basis, compile data required to complete the form, and review data for accuracy and completeness; (ii) provide a draft of the report to the Funds’ investment adviser and other Fund service providers for approval prior to filing, and (iii) file the completed Form N-CEN with the SEC by the required deadline.”

5.          The Trust hereby agrees as follows with respect to the data provided by ICE in connection with Form N-PORT services provided under the Administration Agreement (the “Data”):

a.	To comply with all laws, rules and regulations applicable to accessing and using the Data;

b.	To not extract the Data from the view-only portal;

c.	To not use the Data for any purpose independent of the Form N-PORT (such as use in risk reporting not related to liquidity risk or other systems or processes);

d.	To permit audits of the use of the Data by ICE, its affiliates, or at your request, a mutually agreed upon third-party auditor; and

e.	To exculpate ICE, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to your receipt or use of the Data.

6.         To the extent permitted by the Investment Company Act of 1940 and the rules thereunder, the Trust hereby agrees that it will not terminate the Administration Agreement or the TA Agreement prior to November 30, 2021 for the purpose of retaining service providers other than UMBFS to perform fund administration or transfer agency services for the Funds, provided that this restriction shall not apply to any action taken in connection with any reorganization, merger, sale, or closure of, or similar action relating to, any one or more of the Funds, or any action taken by the Trust or Board of Trustees in response to clear evidence of a material breach of duties or significant decline in service levels, willful misfeasance, bad faith, gross negligence, or reckless disregard of duties by UMBFS, provided that UMBFS has first received a reasonable opportunity to rebut such evidence or, if possible, remedy the breach. In the event that either the Administration Agreement or TA Agreement are terminated by the Trust prior to November 30, 2021 in violation of the restriction in the previous sentence, the Trust shall be obligated to pay to UMBFS the remaining balance of the fees payable under such Agreement through November 30, 2021, including, for any period not yet elapsed, fees in the same ratable amount actually incurred in the most recent completed period of the same length ending on the termination date, excluding out-of-pocket expenses, or other transaction-based expenses, that UMBFS will not actually incur in the future period. If not terminated, each Agreement shall continue in effect in accordance with its terms.

7.         Any reference to any Agreement shall be a reference to such Agreement as amended hereby. All rights, obligations and liabilities in respect of the Agreements shall continue to exist save as varied herein. In the event of any conflict or inconsistency between the provisions of this Amendment and the Agreements, the terms of this Amendment shall prevail.

8.          This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which together shall constitute one instrument.

9.          This Amendment shall be governed by and construed in accordance with the laws of the State of Wisconsin, excluding the laws on conflicts of laws, except to the extent that this Amendment affects provisions of the Agreements governed by Delaware law instead of Wisconsin law as stated in Section 8 of the Administration Agreement, Article VII Section C of the TA Agreement, and Section 8.3 of the Distribution Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in counterparts by their respective officers, thereunto duly authorized, as of the date first above written.

THE MARSICO INVESTMENT FUND
(The “Trust”)

By:	/s/ Christopher J. Marsico
Christopher J. Marsico
Executive Vice President and Chief Operating Officer

UMB FUND SERVICES, INC.
(“UMBFS”)

By:	/s/ Maureen A. Quill
Maureen A. Quill
President

UMB DISTRIBUTION SERVICES, LLC
(“UMBDS”)

By:	/s/ Maureen A. Quill
Maureen A. Quill
President

Second Amended and Restated

Schedule B

to the

Amended and Restated

Administration Agreement

by and between

The Marsico Investment Fund

and

UMB Fund Services, Inc.

Name of Fund	Average Net Assets	Annual Fees	Minimum Annual Fee

Focus Fund	Up to $50 Million	10.0 basis points	$45,000
	$50 Million to $100 Million	6.0 basis points
	$100 Million to $250 Million	3.0 basis points
	$250 Million to $750 Million	1.0 basis points
	Over $750 Million	0.5 basis point

Growth Fund	Up to $50 Million	10.0 basis points	$45,000
	$50 Million to $100 Million	6.0 basis points
	$100 Million to $250 Million	3.0 basis points
	$250 Million to $750 Million	1.0 basis points
	Over $750 Million	0.5 basis points

21st Century Fund	Up to $50 Million	10.0 basis points	$45,000
	$50 Million to $100 Million	6.0 basis points
	$100 Million to $250 Million	3.0 basis points
	$250 Million to $750 Million	1.0 basis points
	Over $750 Million	0.5 basis points

International Opportunities Fund	Up to $50 Million	11.0 basis points	$45,000
	$50 Million to $100 Million	7.0 basis points
	$100 Million to $250 Million	4.0 basis points
	$250 Million to $750 Million	1.0 basis points
	Over $750 Million	0.5 basis points

Global Fund	Up to $50 Million	11.0 basis points	$45,000
	$50 Million to $100 Million	7.0 basis points
	$100 Million to $250 Million	4.0 basis points
	$250 Million to $750 Million	1.0 basis points
	Over $750 Million	0.5 basis points

N-PORT & N-CEN & Rule 22e-4 Reporting Services Fees

Annual Fee for all related UMB services (per Fund)*	$9,500
Annual Fee - Data Feeds from Third-Parties such as ICE**
Security Master for N-PORT and related matters	$1,400 per Fund
Liquidity Classification Feed for N-PORT (optional)	$1,400 per Fund
Daily Liquidity Classification*** (optional)	up to $3,000 per Fund

*	Does not include fees for daily work to be performed by Administrator in connection with optional daily liquidity classifications. Administrator’s fees for such services shall be as agreed by Marsico and Administrator in writing or by amendment to this schedule.

**	Data Feeds per-service annual fees are subject to increase by the vendor. Such increases will be applied when effective after they have been communicated to the Trust, and supporting documentation will be made available for its review upon request.

***	Provision of daily classifications subject to Administrator’s receipt of a Fund’s daily portfolio holdings from its fund accountant, or another party, in an electronic format usable by ICE. Should the Funds’ accountant, or another party, provide the daily classification services, those services shall billable by such other party under the terms of its agreement with the Funds and not under this Agreement. If the daily classification is provided by UMBFS, or another service provider, the “Liquidity Classification Feed for N-PORT” shall not apply.

		(a)Edgar Filing Production Management Fees
■	Annual Registration Statements (e.g., 485)	$300
■	Follow-up filings to Annual Registration Statements, Excluding 497J (see below)	$100
■	Annual and Semiannual Reports (N-CSR and N-CSR/S)	$200
■	Notice to Accompany SEC Registration Fees (24f-2)	$100
■	Certification of No Change to Prospectus and/or SAI (497J)	$100
■	Certificate of Accounting of Securities (N17f-2)	$300
■	Correspondence	$100
■	Quarterly Reports (N-Q) and Proxy Voting Information (N-PX)
	○ up to 10 pages	$100
	○ 10-20 pages	$150
	○ 21-50 pages	$200
	○ over 50 pages	$250
■	Other (minimum)	$250

(b)Pricing Schedule for Indices, Research Services, and Other Interface Fees

The Trust shall pay the Administrator for pricing of research services, and other service interface fees such as Bloomberg, CCH, Nasdaq, Confluence, Remote Plus Morningstar Direct, etc. in accordance with the below pricing schedule. The pricing schedule shall be amended as new asset classes or services are added. The Administrator reserves the right to adjust the pricing schedule from time to time to reflect changes in the underlying costs of providing the services upon thirty (30) days’ written notice.

Lipper Indices (Stock and Bond)**

Monthly Fees		Per Fund
	Lipper License Fee	$5.00
	Lipper Redistribution Fee	At cost (paid directly to Lipper)

Other Research Services and Interfaces

All other research services and interfaces (e.g., Bloomberg, CCH, Nasdaq, Confluence, Remote Plus, Morningstar Direct) shall be passed through on a monthly basis at cost based on the number of fund users.

**	Requires separate license agreement directly with Lipper Inc.

All fees, other than basis point fees, are subject to an annual escalation equal to the increase in the Consumer Price Index–Urban Wage Earners (CPI). Such escalations shall be effective commencing one year from the effective date of this Amended and Restated Schedule and the corresponding date each year thereafter. No amendment of this fee schedule shall be required with each escalation. CPI will be determined by reference to the Consumer Price Index News Release issued by the Bureau of Labor Statistics, U.S. Department of Labor.

2. Out-of-Pocket and Other Related Expenses

The Trust shall also pay/reimburse the Administrator’s out-of-pocket and other related expenses. Out-of-pocket expenses include, but are not limited to, travel, lodging and meals in connection with travel in connection with Board meetings and otherwise on behalf of the Trust, programming and related expenses (previously incurred or to be incurred by Administrator) in connection with providing electronic transmission of data between the Administrator and the Funds' other service providers, brokers, dealers and depositories, fees and expenses of pricing services, fees of research services including Lexis/Nexis, Morningstar and Lipper, NASDAQ and other service interface fees, EDGAR related fees, long distance telephone charges, and photocopying, faxes, postage and overnight delivery expenses.

Fees for services not contemplated by this schedule will be negotiated, in advance of services being provided, on a case-by-case basis.